Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:
Endologix, Inc.	Lippert/Heilshorn & Associates, Inc.
John McDermott	Bruce Voss (bvoss@lhai.com)
(949) 595-7200	Jody Cain (jcain@lhai.com)
www.endologix.com	(310) 691-7100
ENDOLOGIX EXPECTS 2008 TOTAL REVENUE GROWTH OF 35%
ANNOUNCES 2009 FINANCIAL GUIDANCE
2008 Fourth Quarter to be 16th with Sequential Domestic Sales Growth
IRVINE, Calif. (January 6, 2009) — Endologix, Inc. (Nasdaq: ELGX), developer and manufacturer of the Powerlink® System endovascular stent graft for the minimally invasive treatment of abdominal aortic aneurysms (AAA), announces that it expects total revenue for 2008 to be approximately $37.6 million, representing a 35% increase from 2007 total revenue of $27.8 million.
Endologix expects to report total product revenue for the fourth quarter of 2008 of approximately $10.7 million, up 35% from total product revenue of $7.9 million in the fourth quarter of 2007. Domestic product revenue for the fourth quarter of 2008 is expected to be approximately $9.1 million, an increase of 35% compared with $6.7 million for the fourth quarter of 2007 and up 13% from $8.1 million for the third quarter of 2008.
“We attribute our strong 2008 sales growth and ability to exceed our revenue guidance to the increasing success of our sales force initiatives, the introduction of new products and increased physician adoption of our Powerlink System,” said John McDermott, Endologix president and chief executive officer. “Our recently launched suprarenal proximal extensions and Powerlink XL® have opened up new market segments enabling us to treat a broader AAA population. These new devices provide physicians with a wide range of treatment options and the lowest profile delivery catheter in the U.S. to treat large neck aneurysms.
“Gross margin for 2008 is expected to be approximately 72%, which compares very favorably to a gross margin of 62% for 2007. This significant gross margin improvement is due to the in-house manufacturing of ePTFE graft material which began in mid-2007, as well as volume efficiencies realized in our fully-integrated manufacturing process.”
Total cash and marketable securities as of December 31, 2008 are expected to be approximately $7.9 million.
2009 Financial Guidance
“We expect another year of strong sales growth in 2009 with anticipated revenue in the $44 million to $46 million range, which represents an increase of 17% to 22% compared with
11 Studebaker • Irvine, CA 92618
949.595-7200 • Fax: 949.457-9561
www.endologix.com

expected 2008 revenue. Gross margin is expected to continue improving in 2009 due to efficiencies from higher manufacturing volumes required to support our sales growth. Importantly, we remain confident that our cash and available resources will allow us to execute on our business plan and achieve sustainable positive cash flow from operations in the first half of 2009,” said Mr. McDermott.
“Among important milestones for 2009, we are on schedule to launch the IntuiTrak™ Delivery System in the second quarter. This new delivery system incorporates a 19Fr Introducer and 9Fr percutaneous, pre-cannulated contralateral access with new design features to simplify delivery and deployment of Powerlink devices. Physician feedback from our limited market release has been encouraging, reinforcing the importance of this device to the marketplace. We also expect continued momentum from our suprarenal proximal extensions, Powerlink XL and a series of operating initiatives, which we believe provide us with a strong foundation for long-term growth,” he concluded.
Endologix plans to report full financial results for the 2008 fourth quarter and year, and to hold an investment-community conference call on February 19, 2009 at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). Additional information regarding the conference call will be made available approximately two weeks prior to the call.
About Endologix
Endologix, Inc. develops and manufactures minimally invasive treatments for vascular diseases. Endologix’s Powerlink System is an endoluminal stent graft for treating abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S. Additional information can be found on Endologix’s Web site at www.endologix.com.
Except for historical information contained herein, this news release contains forward-looking statements, specifically with respect to 2008 and 2009 financial guidance, market introductions of new products, and achievement of positive cash flow, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results including sales efforts, product development efforts, and other economic, business, competitive and regulatory factors. The Company undertakes no obligation to update its forward looking statements. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the company’s other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.
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11 Studebaker • Irvine, CA 92618
949.595-7200 • Fax: 949.457-9561
www.endologix.com